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                             THE CHERRY CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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                     BUYOUT PROPOSAL FOR CHERRY CORPORATION

WAUKEGAN, Ill., April 24 /PRNewswire/ -- The Cherry Corporation (Nasdaq: CHER - news) today announced that it has received a proposal from Peter Cherry for the acquisition by Peter Cherry and affiliated trusts and entities of all of the outstanding common stock not now owned by Mr. Cherry and his affiliates for $18.75 per share in cash. Mr. Cherry and his affiliates currently beneficially own approximately 5,500,000 shares of The Cherry Corporation common stock, or about 54% of all outstanding Cherry common stock and have advised the Cherry Corporation Board that they are not interested in selling their interests in the Company to a third party. Peter Cherry is the Chairman and President of The Cherry Corporation.

The Board of Directors of The Cherry Corporation has appointed a special committee of the independent directors to consider and respond to the proposal. The special committee has engaged Sidley & Austin as independent legal counsel to assist it in evaluating the proposal and is in the process of retaining an independent financial advisor.

The Cherry Corporation manufactures proprietary and custom electrical switches, sensors, electronic keyboards and controls for the worldwide automotive, computer, and consumer and commercial markets. The company has two operating divisions in the United States and seven wholly owned subsidiaries in Germany, England, France, Australia, Czech Republic, Mexico and Hong Kong. Cherry also has 50-50 joint ventures in Japan, Hirose Cherry Precision Company Limited, and in India, TVS Cherry Limited.